SCHEDULE 13G
CUSIP NO. 054603 10 5                           Page 1 of 5 Pages

                SECURITIES AND EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549
                     ------------------------

                          SCHEDULE 13G
                         (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS
        FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND
        AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                      (Amendment No. ____)*

                            Axiom Inc.
-----------------------------------------------------------------
                         (Name of Issuer)

                           Common Stock
-----------------------------------------------------------------
                   (Title of Class of Securities)

                           054603 10 5
-----------------------------------------------------------------
                          (CUSIP Number)

                           May 15, 1998
-----------------------------------------------------------------
        (Date of Event Which Requires Filing of Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          /    /    Rule 13d-1(b)
          / X  /    Rule 13d-1(c)
          /    /    Rule 13d-1(d)

      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purposes of
Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                  (Continued on following page(s))
CUSIP NO. 054603 10 5          13G              Page 2 of 5 Pages
-----------------------------------------------------------------

1.   Names of reporting persons
     I.R.S. Identification No. of Above Persons

     Michael L. Moore
-----------------------------------------------------------------
2.   Check the appropriate box if a member of a group*
     (a)    [  ]
     (b)    [  ]
-----------------------------------------------------------------
3.   SEC use only

-----------------------------------------------------------------
4.   Citizenship or place of organization
  United States of America

-----------------------------------------------------------------
                    5. Sole Voting Power
                       478,115
Number of           ---------------------------------------------
Shares Beneficially 6. Shared Voting Power
Owned by Each          -0-
Reporting Person    ---------------------------------------------
With                7. Sole Dispositive Power
                       478,115
                    ---------------------------------------------
                    8. Shared Dispositive Power
                       -0-
-----------------------------------------------------------------
9.  Aggregate amount beneficially owned by each reporting person

    478,115
-----------------------------------------------------------------
10. Check box if the aggregate amount in row (9) excludes certain shares

    [  ]
-----------------------------------------------------------------
11. Percent of class represented by amount in row (9)

    6.2%
-----------------------------------------------------------------
12. Type of reporting person*

       IN
-----------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!
CUSIP NO.   054603 10 5         13G             Page 3 of 5 Pages

                           SCHEDULE 13G
            UNDER THE SECURITIES EXCHANGE ACT OF 1934

ITEM 1(A).   NAME OF ISSUER:

             Axiom Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

             4000 Midlantic Drive
             Mt. Laurel, NJ  08054

ITEM 2(A).   NAME OF PERSON FILING:

             Michael L. Moore

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE,
RESIDENCE:

             c/o Axiom Inc.
             4000 Midlantic Drive
             Mt. Laurel, NJ  08054

ITEM 2(C).   CITIZENSHIP:

             United States

ITEM 2(D).   TITLE OF CLASS OF SECURITIES:

             Common Stock

ITEM 2(E).   CUSIP NUMBER:

             054603 10 5

ITEM 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES
             13D-1(B), OR 13D-2(B) or (C), CHECK WHETHER THE
             PERSON FILING IS:  Not applicable

             (a)   [  ]  a broker or dealer registered under
Section 15 of the Exchange Act,

             (b)   [  ]  a bank as defined in Section 3(a)(6) of
the Exchange Act,
CUSIP NO. 054603 10 5            13G            Page 4 of 5 Pages
             (c)   [  ]  an Insurance Company as defined in
Section 3(a)(19) of the Exchange Act,

             (d)   [  ]  an Investment Company registered under
Section 8 of the Investment Company Act,

             (e) [ ] an investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E),

             (f) [ ] an employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F),

             (g) [ ] a parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G),

             (h)   [  ]  a savings association as defined in
Section 3(b) of the Federal Deposit Insurance Act,

             (i) [ ] a church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act,

             (j)   [  ]  a group, in accordance with Rule 13d-1(b)(1)(ii)(J).

        If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/

ITEM 4.   OWNERSHIP.

          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               478,115

          (b)  Percent of Class:

               6.2%

          (c)  Number of shares as to which such person has:

          (i)   Sole power to vote or direct the vote:  478,115

          (ii)  Shared power to vote or to direct the vote: -0-

          (iii) Sole power to dispose or direct the
                 disposition of:  478,115

          (iv)  Shared power to dispose or direct the
                disposition of: -0-
CUSIP NO. 054603 10 5           13G             Page 5 of 5 Pages

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. Not applicable

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF
ANOTHER PERSON.

          Not Applicable

ITEM 7.   IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY.

          Not Applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP.

          Not Applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.

          Not Applicable

ITEM 10.  CERTIFICATIONS.

          By signing below I certify that , to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                           SIGNATURE
                           ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: 6/26/98                      /s/ Michael L. Moore
      -------                      --------------------
                                   Signature

                                   Michael L. Moore
                                   ----------------
                                   Name/Title